Exhibit 99.1

CIFC Corp. Contact:	Brunswick Group Contact:
Nga Tran	April Kabahar-Emspak
(212) 624-1204	(212) 333-3810

CIFC CORP. ANNOUNCES

FIRST QUARTER 2012 RESULTS

NEW YORK, May 15, 2012 — CIFC Corp. (NASDAQ: DFR) (“CIFC” or the “Company”) announced its results of operations for its first quarter ended March 31, 2012.

First Quarter 2012 Highlights

•                  On January 19, 2012 the Company successfully closed a new CLO, CIFC Funding 2011-I, Ltd. (“CIFC CLO 2011-I”).

•                  Adjusted Earnings Before Taxes (“AEBT”) for the first quarter of 2012 totaled $2.7 million compared to $5.7 million for the first quarter of 2011. Management believes that there is a lack of comparability with the prior year period, primarily as a result of the April 2011 merger (the “Merger”) between the Company (formerly Deerfield Capital Corp.) and Commercial Industrial Finance Corp. (“Legacy CIFC”) and the Company’s post-Merger efforts to refocus on its core asset management operations. The decrease in AEBT is primarily due to lower net investment and interest income as a result of exiting certain non-core activities and higher compensation and benefits expense. These decreases were offset in part by an increase in investment advisory fees.

•                  GAAP net income attributable to CIFC Corp. was $1.6 million, or $0.08 of diluted earnings per share, for the first quarter of 2012 compared to net income of $0.8 million, or $0.05 of diluted earnings per share, for the first quarter of 2011.

•                  Cash increased from $36.0 million as of December 31, 2011 to $96.0 million as of March 31, 2012, primarily as a result of the disposal of non-core activities and assets.

•                  On March 29, 2012 the Company announced that its Board of Directors approved a $10.0 million share repurchase program. As of May 11, 2012 the Company has repurchased 170,942 shares of its common stock in open-market transactions.

Executive Overview

“In the first quarter, CIFC completed its repositioning for growth as a fee based asset manager”, said Peter Gleysteen, President and Chief Executive Officer.  “In addition to issuing a new CLO which closed in January, we completed the sale of our non-core assets and our sole, and thereby sub scale, asset management contract in the European CLO market segment. As a result, the Company had cash of $96.0 million as of March 31, 2012 and now has the liquidity necessary to facilitate forming new fee generating funds including making necessary seed investments and financing the aggregation of loans for new CLOs. We intend to drive growth and earnings principally by creating new fee streams from investment funds, and, to a lesser extent, by generating net investment and interest income from investments we make in such funds. We have also recently attracted significant new senior talent to the Company, including a Chief Operating Officer and a Head of Capital Markets and Distribution. We believe that CIFC is well-positioned to capitalize on the opportunities ahead, including closing new investment funds that will be attractive to a broadening investor base interested in loan-based products due to the safety, relatively stability and attractive yield that these types of investments provide.”

Business Overview

Following the Merger, management re-focused the combined Company as a fee-based corporate credit asset manager for third party investors. The Company, in a process that began in 2011 and most of which was completed during the three months ended March 31, 2012, exited non-core activities and assets, including the sales of (1) its residential mortgage-backed securities (“RMBS”) portfolio in 2011, (2) its rights to manage its sole European CLO, Gillespie CLO PLC (“Gillespie”), and (3) its investments in (and rights to manage) the DFR Middle Market CLO Ltd. (the “DFR MM CLO”). While the Gillespie management contract did relate to the core business, the Company does not have a presence in Europe at this time. The Company’s investments in and rights to manage the DFR MM CLO likewise were related to the Company’s core expertise in corporate credit obligations, but management decided to sell these interests in the DFR MM CLO because (i) the DFR MM CLO did not generate contractual investment advisory fee revenues, (ii) the risk profile of the loans underlying the Company’s investments in the DFR MM CLO were not deemed suitable, and (iii) it tied up a substantial amount of capital.

As a result of the transactions noted above, the Company’s cash position increased to $96.0 million as of March 31, 2012. As the Company focuses on growing its core asset management business, management expects to utilize the Company’s cash to capitalize or seed new investment vehicles generating investment advisory fee revenues, including warehouses from time-to-time to facilitate closing new CLOs or other funds, and co-investments alongside third party investors in new CLOs managed by the Company. The Company may also utilize cash and other sources of liquidity to consummate further strategic business combinations.

Following the Merger, the Company’s operations have been moved from Rosemont, Illinois to Legacy CIFC’s office in New York, New York, now the Company’s headquarters.  Integration of the management teams is now complete and the Company has made several key recent additions to the management team.

In January 2012, the Company closed CIFC CLO 2011-I which successfully priced in December 2011. The Company began earning investment advisory fees related to CIFC CLO 2011-I upon the January closing. The Company plans to close additional CLOs and other credit-based asset management products subject to market conditions and other factors.

At the end of the comparable pre-Merger quarter, the Company had approximately $5.4 billion in CLO AUM, which increased to $10.3 billion as of March 31, 2012.

AEBT (Non-GAAP)

AEBT is a non-GAAP financial measurement that management utilizes to analyze, manage and present the Company’s performance. This non-GAAP financial measurement was developed by management after the Merger given the Company’s decision to focus on its core asset management business. The Company believes AEBT reflects the nature and substance of the business and the economic results driven by investment advisory fee revenues from the management of client funds, which are primarily CLOs.

The Company is required under GAAP to consolidate certain variable interest entities, which include certain of the CLOs the Company manages. This required consolidation results in a presentation that materially differs from the way management views the business and as a result management developed AEBT, a non-GAAP metric for measuring the performance of its core business.

To derive AEBT, the Company starts with the GAAP statement of operations, deconsolidates all of the CLOs and CDOs consolidated by the Company (the “Consolidated CLOs”) and then eliminates and adjusts certain other items. This is provided in detail in Exhibits 1.1 to 1.2.

AEBT includes the following:

1.               Investment advisory fees net of any fee sharing arrangements;

a.               In accordance with the Company’s revenue recognition policy, senior management fees are recorded as revenue on an accrual basis, while subordinated and incentive management fees are recorded on a cash basis;

2.               Net investment and interest income as follows:

a.               Distributions on CLO subordinated notes (also known as “CLO equity”);

b.              Interest income on CLO debt investments;

c.               Net interest income from balance sheet investments (which included RMBS until the liquidation of that portfolio);

d.              Net interest income from warehouses established from time-to-time to facilitate launching new CLOs or other funds and gains (losses) on assets within such warehouses, determined and accrued upon formalizing a transaction (not upon settlement);

e.               Realized gains (losses) from dispositions of core assets;

3.               Routine expenses directly attributable to generating revenues;

4.               Corporate interest expense;

5.               Depreciation and amortization expenses of operating fixed assets.

AEBT excludes the following:

1.               Realized and unrealized gains (losses) on dispositions of non-core assets;

2.               Unrealized gains (losses) on core assets;

3.               Non-recurring operating expenses, and one-time strategic transaction expenses (such as expenses related to the Merger and integration);

4.               Non-cash expenses such as amortization and impairment of intangible assets;

5.               Income taxes.

A detailed calculation of AEBT and a reconciliation from GAAP net income (loss) attributable to CIFC Corp. to AEBT is set forth in Exhibits 1.1 to 1.2 to this press release.

AEBT may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measurement that is not based on a comprehensive set of accounting rules or principles and therefore, may be defined differently by other companies. In addition, AEBT should be considered an addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

AEBT totaled $2.7 million and $5.7 million for the quarters ended March 31, 2012 and 2011, respectively.

Net Revenues

Investment Advisory Fees

During the quarters ended March 31, 2012 and 2011, the Company earned investment advisory fees from its management of CLOs, CDOs, separately managed accounts and other investment products. Investment advisory fees from the Company’s management of

CLOs and CDOs totaled $11.7 million and $6.8 million for the quarters ended March 31, 2012 and 2011, respectively. Investment advisory fees increased primarily as result of the Merger.

Investment advisory fees from CLOs comprised 93% and 88% of total investment advisory fees the Company earned during the first quarter of 2012 and 2011, respectively.

Net Investment and Interest income

Net investment and interest income totaled $1.0 million and $6.3 million for the quarters ended March 31, 2012 and 2011, respectively. The quarterly net declines in net investment and interest income are based on several factors, the most significant of which were (1) the sale of the Company’s investments in the DFR MM CLO during the first quarter of 2012 and (2) liquidation of the Company’s RMBS portfolio in the second quarter of 2011. These declines were slightly offset by net investment and interest income underlying a total return swap (the “Warehouse TRS”) used to accumulate loans to facilitate closing CIFC CLO 2011-I.

Expenses

Expenses totaled $10.1 million and $7.4 million for the quarters ended March 31, 2012 and 2011, respectively. The increase was primarily the result of increases in compensation and benefits of $2.2 million and professional services of $0.5 million for the quarter ended March 31, 2012, as compared to the prior year quarter. This includes the effects of the Merger as well as several additions to the senior management team.

The following table represents the Company’s AEBT, Adjusted EBIT, and Adjusted EBITDA for the quarter ended March 31, 2012 and 2011:

AEBT Summary:

	Quarter ended March 31,		Variance
	2012	2011	2012 vs. 2011
	(In thousands)
Revenues
Investment advisory fees	$11,836	$6,821	$5,015
Net investment and interest income:
Investment and interest income	1,094	6,479	(5,385)
Interest expense	142	209	(67)
Net investment and interest income	952	6,270	(5,318)
Total net revenues	12,788	13,091	(303)

Expenses
Compensation and benefits	5,744	3,576	2,168
Professional services	1,381	929	452
Insurance expense	486	348	138
Other general and administrative expenses	485	767	(282)
Depreciation and amortization	125	133	(8)
Occupancy	433	249	184
Corporate interest expense	1,469	1,360	109
Total expenses	10,123	7,362	2,761

Adjusted Earnings Before Taxes (1)	$2,665	$5,729	$(3,064)

Adjusted EBIT (2)	$4,134	$7,089	$(2,955)

Adjusted EBITDA (3)	$4,259	$7,222	$(2,963)

(1)                                  See detailed reconciliations between net income (loss) attributable to CIFC Corp., the most comparable GAAP financial measure, and AEBT in Exhibits 1.1 to 1.2.

(2)                                  Adjusted EBIT is AEBT excluding corporate interest expense.

(3)                                  Adjusted EBITDA is Adjusted EBIT excluding depreciation and amortization of operating fixed assets.

GAAP Operating Results

Net income attributable to CIFC Corp. was $1.6 million, or $0.08 of diluted earnings per share for the quarter ended March 31, 2012, compared to net income attributable to CIFC Corp. of $0.8 million, or $0.05 of diluted earnings per share for the prior year quarter.  The Merger and the Company’s decision to re-focus on fee-based asset management significantly impact comparability with the prior year period.

In addition to increased investment advisory fee revenue as a result of the Merger, net income attributable to CIFC Corp. for the quarter ended March 31, 2012 includes a $5.8 million net gain on the sale of the Company’s rights to manage Gillespie.  In addition, the sale of our right to manage Gillespie and valuation changes on certain contingent liabilities related to the Merger contributed to a $1.7 million income tax benefit during the period.

Total expenses increased by $8.7 million for the quarter ended March 31, 2012, compared to the prior year period.  In addition to the expense increases already discussed above within the AEBT discussion, the Company experienced increases in depreciation and amortization expense as compared to the prior year periods as a result of the amortization of significant intangible assets acquired in the Merger. The quarter ended March 31, 2012 also included $3.9 million in restructuring charges associated with the Merger, primarily comprised of charges related to the termination of the lease on the Company’s Rosemont, Illinois office space and disposition of the associated leasehold improvements.

The net results of the Consolidated CLOs are included in net income (loss) attributable to non-controlling interests (which generally is comprised of the debt and subordinated note investments of third parties in these CLOs and CDOs) on the consolidated statement of operations.  These results are primarily driven by the changes in fair value of the assets and liabilities of the Consolidated CLOs.  These results are not indicative of the performance of the consolidated CLOs and CDOs or the cash distributions received by investors from such Consolidated CLOs.

AUM

Investment advisory fees earned from investment products the Company manages on behalf of third party investors are the Company’s primary source of revenue. These fees typically consist of management fees based on the account’s assets and, in some cases, incentive fees based on the returns the Company generates for the account.

The following table summarizes the AUM for the Company’s significant investment product categories:

	March 31, 2012		December 31, 2011
	Number of		Number of
	Accounts	AUM (1)	Accounts	AUM (1)
		(In thousands)		(In thousands)

CLOs	28	$10,343,766	29	$10,555,255
ABS CDOs	10	2,823,527	10	2,931,478
Corporate Bond CDOs	4	180,692	4	271,072
Total AUM	42	$13,347,985	43	$13,757,805

(1)                                  AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLOs and CDOs and are as of the date of the last trustee report received for each CLO and CDO prior to the respective AUM date.

During the quarter ended March 31, 2012, the Company (i) successfully closed CIFC CLO 2011-I which had AUM of $398.7 million as of March 31, 2012, (ii) completed the sale of its investments in and rights to manage the DFR MM CLO that had AUM of $152.9 million as of December 31, 2011, and (iii) sold its rights to manage its sole European CLO, Gillespie, that had AUM of $324.2 million as of December 31, 2011. AUM also declined as certain CLOs and CDOs exited their scheduled “reinvestment periods” and capital in such funds was returned to investors.

Liquidity

As of March 31, 2012, total liquidity was comprised of unrestricted cash and cash equivalents of $96.0 million.

During January 2012, the Company settled its obligations under the Warehouse TRS and closed a new CLO, CIFC CLO 2011-I.  The Company received proceeds of $47.4 million upon the settlement of the Warehouse TRS, of which it invested $17.4 million in the subordinated notes of CIFC CLO 2011-I, and paid $3.6 million in expenses related to the close of CIFC CLO 2011-I. During January 2012 the Company also sold its rights to manage Gillespie, for $7.1 million on the closing date and future deferred payments up to approximately $1.1 million. During February 2012, the Company completed the sale of its investments in and rights to manage the DFR MM CLO for an aggregate price of $36.5 million.

About the Company

The Company, based in New York, is one of the largest independent senior secured corporate loan managers globally. The Company believes its investment model is a highly differentiated combination of quantitative analytics, fundamental credit expertise and market valuation capabilities to provide value added for investors. The Company’s heritage CIFC CLO fund family has market leading performance in the U.S. managed CLO segment. The firm managed $10.3 billion across 28 CLOs as of March 31, 2012 serving more than 200 institutional investors in North America, Europe, Asia and Australia. For more information, please visit the Company’s website at www.cifc.com.

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking statements, as permitted by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made, various operating assumptions and predictions as to future facts and conditions, which may be difficult to accurately make and involve the assessment of events beyond the Company’s control.

Caution must be exercised in relying on forward-looking statements. The Company’s actual results may differ materially from the forward-looking statements contained in this press release as a result of the following factors, among others:  reductions in the Company’s assets under management and related investment advisory and incentive fee revenue; the Company’s ability to complete future CLO transactions, including the Company’s ability to effectively finance such transactions through warehouse facilities and the amounts the Company might be required to invest in new CLO transactions, and the Company’s ability to assume or otherwise acquire additional CLO management contracts on favorable terms, or at all; the Company’s ability to accumulate sufficient qualified loans in its warehouse facilities and the Company’s exposure to market price risk and credit risk of the loan assets held in such warehouse facilities; the Company’s ability to make investments in new investment products, realize fee-based income under its investment management agreements, grow its fee-based income and deliver strong investment performance, the Company’s failure to realize the expected benefits of the Merger and the acquisition of Columbus Nova Credit Investments Management, LLC; competitive conditions impacting the Company and the assets managed by the Company; the Company’s ability to attract and retain qualified personnel; the Company’s receipt of future CLO subordinated investment advisory fees on a current basis; the impact of certain accounting policies, including the required consolidation of numerous investment products that the Company manages into its financial statements on (i) investors’ understanding of the Company’s actual business and financial performance, and (ii) the Company’s ability to clearly communicate management’s view of such business and financial performance; the current economic environment in the United States; disruptions to the credit and financial markets in the United States and globally; the impact of the downgrade of the United States credit rating; and contractions or limited growth as a result of uncertainty in the United States economy; the ability of DFR Holdings, LLC and CIFC Parent Holdings, LLC to exercise substantial control over the Company’s business; impairment charges or losses initiated by adverse industry or market developments or other facts or circumstances; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in, and the Company’s ability to remain in compliance with laws, regulations or government policies affecting its business, including investment management regulations and accounting standards; the Company’s business prospects, the business prospects of and risks facing the companies in which the Company invests and the Company’s ability to identify material risks facing such companies; the ability to maintain the Company’s exemption from registration as an investment company pursuant to the Investment Company Act of 1940; reductions in the fair value of the Company’s assets; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; the Company’s ability to maintain adequate liquidity; fluctuation of the Company’s quarterly results from quarter to quarter; and other risks described from time to time in the Company’s filings with the SEC.

The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date hereof. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and it does not endorse any projections regarding future performance that may be made by third parties.

Exhibit 1.1

The table below provides a reconciliation from net income (loss) attributable to CIFC Corp. to AEBT, a non-GAAP measurement used by management, for the quarter ended March 31, 2012:

	Three Months Ended March 31, 2012
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$2,744	$11,501	$14,245	$(2,409	) (2)	$11,836
Net investment and interest income:
Investment and interest income	2	632	634	460	(3)	1,094
Interest expense	1	—	1	141	(4)	142
Net investment and interest income	1	632	633	319		952
Total net revenues	2,745	12,133	14,878	(2,090)		12,788

Expenses
Compensation and benefits	5,744	—	5,744	—		5,744
Professional services	724	—	724	657	(5)	1,381
Insurance expense	486	—	486	—		486
Other general and administrative expenses	485	—	485	—		485
Depreciation and amortization	4,851	—	4,851	(4,726	) (6)	125
Occupancy	433	—	433	—		433
Corporate interest expense	—	—	—	1,469	(7)	1,469
Restructuring charges	3,904	—	3,904	(3,904	) (8)	—
Total expenses	16,627	—	16,627	(6,504)		10,123

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(2,377)	(1,527)	(3,904)	3,904	(9)	—
Corporate interest expense	(1,469)	—	(1,469)	1,469	(7)	—
Net gain on the sale of management contract	5,772	—	5,772	(5,772	) (10)	—
Other, net	(41)	—	(41)	41	(9)	—
Net other income (expense) and gain (loss)	1,885	(1,527)	358	(358)		—

Operating income (loss)	(11,997)	10,606	(1,391)	4,056		2,665

Net results of Consolidated Variable Interest Entities	38,780	(37,518)	1,262	(1,262	) (11)	—

Income (loss) before income tax expense (benefit)	26,783	(26,912)	(129)	2,794		2,665
Income tax expense (benefit)	(1,724)	—	(1,724)	1,724	(12)	—

Net income (loss)	28,507	(26,912)	1,595	1,070		2,665
Net (income) loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	(26,912)	26,912	—	—		—
Net income (loss) attributable to CIFC Corp.	$1,595	$—	$1,595	$1,070		$2,665	(A)

Exhibit 1.2

The table below provides a reconciliation from net income (loss) attributable to CIFC Corp. to AEBT, a non-GAAP measurement used by management, for the quarter ended March 31, 2011:

	Three Months Ended March 31, 2011
	Consolidated	Consolidation	Deconsolidated	Reconciling and		Adjusted Totals
	GAAP	Adjustments (1)	GAAP	Non-Recurring Items		To Compute AEBT
	(In thousands)
Revenues
Investment advisory fees	$2,028	$4,793	$6,821	$—		$6,821
Net investment and interest income:
Investment and interest income	2,036	882	2,918	3,561	(3)	6,479
Interest expense	209	—	209	—		209
Net investment and interest income	1,827	882	2,709	3,561		6,270
Total net revenues	3,855	5,675	9,530	3,561		13,091

Expenses
Compensation and benefits	3,822	—	3,822	(246	) (13)	3,576
Professional services	929	—	929	—		929
Insurance expense	348	—	348	—		348
Other general and administrative expenses	767	—	767	—		767
Depreciation and amortization	1,851	—	1,851	(1,718	) (6)	133
Occupancy	249	—	249	—		249
Corporate interest expense	—	—	—	1,360	(7)	1,360
Restructuring charges	—		—	—		—
Total expenses	7,966	—	7,966	(604)		7,362

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	1,782	1,027	2,809	(2,809	) (9)	—
Corporate interest expense	(1,360)	—	(1,360)	1,360	(7)	—
Strategic transactions expenses	(1,468)	—	(1,468)	1,468	(14)	—
Other, net	77	—	77	(77	) (9)	—
Net other income (expense) and gain (loss)	(969)	1,027	58	(58)		—

Operating income (loss)	(5,080)	6,702	1,622	4,107		5,729

Net results of Consolidated Variable Interest Entities	(8,346)	10,045	1,699	(1,699	) (11)	—

Income (loss) before income tax expense (benefit)	(13,426)	16,747	3,321	2,408		5,729
Income tax expense (benefit)	2,479	—	2,479	(2,479	) (12)	—

Net income (loss)	(15,905)	16,747	842	4,887		5,729
Net (income) loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	16,747	(16,747)	—	—		—
Net income (loss) attributable to CIFC Corp.	$842	$—	$842	$4,887		$5,729	(A)

(A)	Represents AEBT.
(1)	Adjustments to eliminate the impact of the Consolidated CLOs.
(2)

Adjustments to reflect AEBT net of fee sharing arrangements. In the first quarter of 2012, the Company eliminated certain fee sharing arrangements relating to CLOs managed by CypressTree Investment Management, LLC, a subsidiary of the Company acquired by Legacy CIFC in 2010, resulting in the Company retaining more of the investment advisory fees received from these CLOs. In connection with this, the Company made a $3.0 million payment to the seller of CypressTree and retained additional investment advisory fees of approximately $0.3 million that would have otherwise been paid to the prior seller in respect of the first quarter of 2012.

(3)

The establishment of interest income for distributions received on the Company’s investments in the DFR MM CLO and interest income and realized gains (losses) underlying the Warehouse TRS. Through February 7, 2012, the Company owned 100% of the subordinated notes of the DFR MM CLO and was required to consolidate the DFR MM CLO.  As management views the economic impact of the Company’s investments in the DFR MM CLO as the distributions received on those investments, the calculation of AEBT eliminates the GAAP net income (loss) on the DFR MM CLO (included within Net Results of Consolidated Variable Interest Entities) and includes the distributions received on the Company’s investments in the DFR MM CLO.  As management views the economic impact of the

Warehouse TRS to be similar to a traditional warehouse borrowing arrangement, the calculation of AEBT eliminates the GAAP net income (loss) on the Warehouse TRS (included within Net Results of Consolidated Variable Interest Entities) and includes the net interest income and gains (losses) underlying the Warehouse TRS. This excludes a loss of $1.4 million determined and accrued upon formalizing a transaction (not upon settlement) which was included in GAAP net income during the first quarter of 2012 and within AEBT during the fourth quarter of 2011.

(4)	Adjustment establishes interest expense underlying the Warehouse TRS.
(5)

Elimination of the benefit of the insurance settlement received related to the reimbursement of legal fees associated with the Company’s settlement with the SEC which was previously disclosed in the March 31, 2011 10-Q filing. In addition, eliminates certain professional fees related to the sale of the Company’s investments in the DFR MM CLO.

(6)	Elimination of intangible asset amortization.
(7)	Reclassification of corporate interest expense from other income (expense) and gain (loss) to expenses.
(8)	Elimination of restructuring charges.
(9)	Elimination of net gains (losses) on the Company’s proprietary investments and items (primarily non-recurring in nature) which are included within Other, net.
(10)	Elimination of the gain on the sale of the Company’s rights to manage Gillespie.
(11)	Elimination of the GAAP net income (loss) related to the DFR MM CLO and the Warehouse TRS.
(12)	Elimination of income tax expense (benefit).
(13)	Elimination of certain incentive compensation related to certain net gains (losses) on investments which are not included as a component of AEBT.
(14)	Elimination of strategic transactions expenses.

Exhibit 2.1

Results of Consolidated Operations Pursuant to GAAP

The following table presents the Company’s comparative condensed consolidated statements of operations for the quarters ended March 31, 2012 and 2011. Certain amounts in the condensed consolidated statements of operations for the quarter ended March 31, 2011 have been reclassified to conform to the presentation for the quarter ended March 31, 2012.

	Three months ended March 31,		Variance
	2012	2011	2012 vs. 2011
	(In thousands, except share and per share amounts)
Revenues
Investment advisory fees	$2,744	$2,028	$716
Net investment and interest income:
Investment and interest income	2	2,036	(2,034)
Interest expense	1	209	(208)
Net investment and interest income	1	1,827	(1,826)
Total net revenues	2,745	3,855	(1,110)

Expenses
Compensation and benefits	5,744	3,822	1,922
Professional services	724	929	(205)
Insurance expense	486	348	138
Other general and administrative expenses	485	767	(282)
Depreciation and amortization	4,851	1,851	3,000
Occupancy	433	249	184
Restructuring charges	3,904	—	3,904
Total expenses	16,627	7,966	8,661

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(2,377)	1,782	(4,159)
Corporate interest expense	(1,469)	(1,360)	(109)
Net gain on the sale of management contract	5,772	—	5,772
Strategic transactions expenses	—	(1,468)	1,468
Other, net	(41)	77	(118)
Net other income (expense) and gain (loss)	1,885	(969)	2,854

Operating income (loss)	(11,997)	(5,080)	(6,917)

Results of Consolidated Variable Interest Entities
Net gain (loss) from activities of Consolidated Variable Interest Entities	40,563	(7,444)	48,007
Expenses of Consolidated Variable Interest Entities	(1,783)	(902)	(881)
Net results of Consolidated Variable Interest Entities	38,780	(8,346)	47,126

Income (loss) before income tax expense (benefit)	26,783	(13,426)	40,209
Income tax expense (benefit)	(1,724)	2,479	(4,203)

Net income (loss)	28,507	(15,905)	44,412
Net (income) loss attributable to noncontrolling interest and Consolidated Variable Interest Entities	(26,912)	16,747	(43,659)
Net income (loss) attributable to CIFC Corp.	$1,595	$842	$753

Earnings (loss) per share -
Basic	$0.08	$0.07	$0.01
Diluted	$0.08	$0.05	$0.03

Weighted-average number of shares outstanding -
Basic	20,426,118	11,371,619
Diluted	24,610,121	15,583,304